Exhibit 99

For Immediate Release

The McGraw-Hill Companies Names Sir Michael Rake to Its Board of Directors

Chairman of British Telecom Brings Global Management Expertise

NEW YORK, December 5, 2007 – The McGraw-Hill Companies (NYSE: MHP) today announced that it has named Sir Michael Rake to its Board of Directors.

Sir Michael, 59, is Chairman of British Telecom (BT), one of the largest communications companies in the world, serving customers in more than 170 countries. Prior to being named Chairman of BT in September 2007, he was Chairman of KPMG International, one of the world’s leading accounting organizations, with operations in 148 countries and more than 113,000 professionals working in member firms worldwide.

“Mike’s significant experience in global business strategies and operations, his track record of driving global growth, his vast experience in financial services and his success in developing effective solutions to industry challenges will greatly benefit the Corporation’s global growth initiatives,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. “His strong capabilities and experience will be enormously valuable to the Board and to the Corporation overall.”

After joining KPMG in 1972, he served the company in various capacities in Belgium, Luxembourg, the Middle East and London, and led a number of major global clients’ services teams. He joined the company’s U.K. Board in 1991, was elected U.K. Senior Partner in 1998 and named International Chairman in 2002. During his time as Chairman, Sir Michael was actively involved with KPMG’s corporate social responsibility programs, served as an advisor for government bodies and was an advocate for transparency and independence in the industry.

Sir Michael is Chair of the Commission for Employment and Skills in the U.K., Chairman of Business in the Community and a Vice President of Royal National Institute for the Blind. He sits on the Board of the Financial Reporting Council and is a member of the DTI U.K./US Taskforce on Regulation. He is a member of the Board of the TransAtlantic Business Dialogue, a member of the CBI International Advisory Board and the Advisory Board of the Judge Institute at the University of Cambridge.

Educated at Wellington College, where he is a Governor, Sir Michael is qualified as a U.K. chartered accountant. He was knighted in 2007 for his services to the accounting profession.

About The McGraw-Hill Companies:

Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2006 were $6.3 billion. Additional information is available at http://www.mcgraw-hill.com.

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Release issued: December 5, 2007

Media:

Steven H. Weiss Vice President, Corporate Communications (212) 512-2247 (office) (917) 699-9389 (mobile) weissh@mcgraw-hill.com	Frank Briamonte Senior Director, Corporate Communications (212) 512-4145 (office) (201) 725-6133 (mobile) frank_briamonte@mcgraw-hill.com